Exhibit 99.1

Genocea Announces Top-Line Results from Phase 2a Trial for
Universal Pneumococcal Vaccine Candidate GEN-004

- Consistent Reductions vs. Placebo in Rate and Density of Colonization; Not Statistically Significant -
- Development Suspended Pending Further Review of Data and Potential Paths Forward -

CAMBRIDGE, MA, October 19, 2015 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing T cell-directed vaccines and immunotherapies, today announced that top-line results from a Phase 2a clinical trial for GEN-004, its universal vaccine candidate against pneumococcus, showed consistent reductions versus placebo in the pre-specified endpoints of the rate and density of colonization, but that neither of the endpoints achieved statistical significance. GEN-004 was safe and well tolerated by subjects.

“We are currently working with our advisors to better understand these results and to determine a next step for this program. While we did not hit statistical significance in this study, the consistent apparent effect gives us confidence in the vaccine concept and in the potential for GEN-004. At this time, we believe it is possible that future trials would require a change in some combination of dose, adjuvant or trial population to confirm any effect,” said Chip Clark, president and chief executive officer of Genocea. “For the time being, we are removing the development of GEN-004 from our near-term plans to focus our resources on the ongoing Phase 2 program for GEN-003, our immunotherapy for genital herpes, for which we recently announced positive six-month efficacy results, and on maximizing the potential of our preclinical pipeline and our ATLAS technology for T cell target discovery.”

The Phase 2a human challenge study was a randomized, double-blind, placebo-controlled study of 98 healthy adults. Subjects were randomized in a 1:1 ratio to receive GEN-004 or placebo. Subjects received three doses at four-week intervals. Following the third dose, participants were inoculated intra-nasally with pneumococcus serotype 6B. Nasal washes were performed at two, seven and 14 days post inoculation.

GEN-004 reduced the colonization rate, measured by microbiological culture, by between 22 and 25 percent versus placebo across those measurement time points. When measured by the presence of pneumococcal DNA, the reductions ranged between 18 and 36 percent. Additionally the median density of colonization measured by microbiological culture for GEN-004 treated subjects ranged from zero to 2 colony forming units (“CFUs”) per mL of nasal wash compared to one to 11 CFUs per mL for the placebo group. When measured by the presence of pneumococcal DNA, the median densities ranged from zero to 10 copies per mL in treated subjects and 19 to 52 copies per mL in placebo subjects. None of the differences were statistically significant. There was no difference in the duration of colonization between GEN-004 and placebo.

“A reduction in pneumococcal colonization in the nasopharynx would have important implications for prevention of pneumococcal disease,” said Steven Pelton, MD, Professor of Pediatrics and Epidemiology, Boston University Schools of Medicine and Public Health. “These results show that GEN-004, with its protein subunit approach, may have potential to reduce a broad spectrum of pneumococcal disease syndromes, but further work is needed to improve the vaccine.”

The Company will discuss these results further during its third quarter 2015 earnings conference call in November.
About GEN-004
GEN-004 is a potential universal pneumococcal vaccine, which contains three unique conserved pneumococcal protein antigens, SP0148, SP1912, and SP2108, shown by ATLAS™ to be associated with protective TH17 T cell responses against pneumococcus in humans. For more information about GEN-004, please visit http://www.genocea.com/platform-pipeline/pipeline/gen004-for-pneumococcus/.
About Streptococcus pneumoniae
Streptococcus pneumoniae (also known as pneumococcus) is a major cause of infectious disease-related death worldwide. The World Health Organization (WHO) estimates that up to 1.6 million people, including 800,000 children, die annually worldwide from pneumococcal infection.
Pneumococcus naturally colonizes the nasopharynx, or nose and throat, as a precursor to infection. Pneumococcus causes non-invasive pneumococcal disease (NIPD) when it spreads from the nasopharynx into the upper and lower respiratory system to cause diseases such as otitis media (ear infection) and non-bacteremic pneumonia. When it enters the bloodstream, pneumococcus can cause invasive pneumococcal disease (IPD), including life-threatening illnesses such as sepsis, meningitis and bacteremic pneumonia.
In childhood, immunity to pneumococcus is developed prior to the establishment of protective antibody responses. Scientists believe that this immunity is driven by a rare type of T cells called TH17 CD4+ T cells, which prevent establishment of disease by clearing pneumococcus from the nasopharynx.
About Genocea
Genocea is harnessing the power of T cell immunity to develop life-changing vaccines and immunotherapies. T cells are increasingly recognized as a critical element of protective immune responses to a wide range of diseases, but traditional discovery methods have proven unable to identify the targets of such protective immune response. Using ATLAS™, its proprietary technology platform, Genocea identifies these targets to potentially enable the rapid development of medicines to address critical patient needs. Genocea's pipeline of novel clinical stage T cell-enabled product candidates includes GEN-003 for genital herpes, GEN-004 for the prevention of infection by all serotypes of pneumococcus, and earlier-stage programs in chlamydia, genital herpes prophylaxis, malaria and cancer immunotherapy. For more information, please visit the company's website at www.genocea.com.

Forward Looking Statements
Statements herein relating to future business performance, conditions or strategies and other financial and business matters, including expectations regarding clinical developments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including Genocea's ability to progress any product candidates in preclinical or clinical trials; the scope, rate and progress of its preclinical studies and clinical trials and other research and development activities; anticipated clinical trial results; current results may not be predictive of future results; even if the data from preclinical studies or clinical trials is positive, regulatory authorities may require additional studies for approval and the product may not prove to be safe and efficacious; Genocea's ability to enter into future collaborations with industry partners and the government and the terms, timing and success of any such collaboration; risks associated with the manufacture and supply of clinical and commercial product; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; Genocea's ability to obtain rights to technology; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; the rate of cash utilized by Genocea in its business and the period for which existing cash will be able to fund such operation; Genocea's ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; the availability of qualified personnel and other factors set forth under "Risk Factors" in Genocea's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the Securities and Exchange Commission (the "SEC"). Further information on the factors and risks that could affect Genocea's business, financial conditions and results of operations is contained in Genocea's filings with the SEC, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements.

For media:	For investors:
Megan Lustig	Jonathan Poole
Spectrum Science Communications	Genocea Biosciences
O: 202-955-6222	O: 617-876-8191
mlustig@spectrumscience.com	jonathan.poole@genocea.com

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